PARKERVISION [LOGO]

8493 Baymeadows Way                                         [LOGO]
Jacksonville, Florida 32256
888-690-7110      FAX 904-731-0958

Contact: Carolyn Wrenn                                      [LOGO]
Director of Investor Relations

FOR IMMEDIATE RELEASE
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                       PARKERVISION APPOINTS NEW PRESIDENT

JACKSONVILLE, FLORIDA Sept. 4, 2003 - PARKERVISION, INC. (Nasdaq NMS: PRKR), which designs, develops and manufactures communications technology platforms and products for the wireless and video industries, announced today the appointment of William A. Hightower as President. William Hightower has been a member of ParkerVision's Board of Directors and has worked closely with Chairman and CEO Jeffrey L. Parker and the Company as ParkerVision has developed its wireless radio and video technologies.

Hightower has extensive management experience, having been involved in business planning, marketing, sales, and mergers and acquisitions in high-tech industries both domestically and internationally. From August 1997 through May 2001, he was President, Chief Operating Officer, and a Director of Silicon Valley Group Inc., which designed, manufactured, and sold equipment for leading-edge semiconductor manufacturing on a worldwide basis. Silicon Valley Group, Inc., which had over 6000 employees, was acquired by the Dutch concern ASML in 2001. Hightower has also been a private investor and consultant.

Jeffrey L. Parker, stated, "Bill's operational experience comes at a perfect time as we introduce new products into the rapidly growing wireless marketplace and expand our product lineup in the broadcast video division. ParkerVision has now reached a stage of commercial development where his experience and management depth will further enhance the strength of our management team as we build and grow the value of this company."

Hightower stated, "ParkerVision has the key ingredients that I look for in the creation of a commercially successful company; namely, talented enthusiastic people, strong core technologies, and rapidly growing markets for the products that can be built from its technologies. The combination of those ingredients provides the framework for a significant growth opportunity. Wireless applications, and in particular wireless networking, is still in its growth infancy. The Company invented its product category in the television broadcast market and now is ready to launch products that expand those advantages to the internet via webcasting. I look forward to partnering with Jeff and the

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management  team to advance the Company's  potential  consistent with the growth opportunities of its businesses."

ParkerVision, headquartered in Jacksonville, Florida, designs, develops and manufactures communications technology platforms and products for the wireless and video industries. The video division is engaged in the design, development and marketing of automated video camera control systems and automated live production systems for broadcasting and webcasting.

ParkerVision is a leader in direct conversion radio technology. Its patented D2DTM radio communications technology enables the development of advanced, highly integrated products for a wide range of wireless and wired radio-based devices. D2D's innovative RF technology simplifies wireless electronics, resulting in smaller, cost-effective, high-performance wireless communications products. Additional information about ParkerVision is available at www.parkervision.com and about D2D technology at www.d2d.com.


This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2002 and the Forms 10Q for the quarters ended March 31, 2003 and June 30, 2003. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.